[COX RADIO LOGO]                                                         NEWS
================================================================================
FOR IMMEDIATE RELEASE

                          COX RADIO ELECTS NEW DIRECTOR

ATLANTA, December 4, 2003 -- Cox Radio, Inc. (NYSE: CXR) announced today that Juanita P. Baranco has been elected to the Company's Board of Directors, filling the vacancy created by the death of Ernest D. Fears,Jr. Ms. Baranco will serve as a member of the audit and compensation committees of the Board of Directors, and as chair of the community relations committee. Her election will be effective immediately.

Juanita Baranco is executive vice president and co-owner of the Baranco Automotive Group, an automobile dealer with multiple locations in the Atlanta area. She serves as a member of the Board of Directors of Georgia Power Company and the Board of Trustees of Clark Atlanta University. She also has served on the Boards of Directors of the Federal Reserve Bank of Atlanta and the John H. Harland Company, and as a member of the Board of Regents of the University System of Georgia. In addition to numerous other civic awards and distinctions, Ms. Baranco is a finalist for the 34th annual Time Magazine Quality Dealer of the Year Award to be selected in 2004.

Robert F. Neil, chief executive officer of Cox Radio, commented, "We welcome Juanita Baranco to Cox Radio's Board of Directors. She has an outstanding record of success in a wide range of business and community activities, and we welcome the vision that she will bring to Cox Radio."

Cox Radio is the third largest radio company in the United States based on revenues.
Cox Radio owns, operates or provides sales and marketing services for 78 stations (67 FM and 11 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.


 CONTACT:
 Analysts and Investors                     Analysts, Investors, Press or Media
 Neil Johnston                                                     John Buckley
 Vice President & Chief Financial Officer          Brainerd Communicators, Inc.
 Cox Radio, Inc.                                                   212-986-6667
 678-645-4310                                             buckley@braincomm.com